Exhibit 4.8

Form of Joinder to Registration Rights Agreement

[date]

Encore Capital Group, Inc.

8875 Aero Drive

Suite 200

San Diego, California 92123

Attn: Ronald E. Naves, Jr.

Re:	Joinder to Registration Rights Agreements

Dear Mr. Naves:

We acknowledge that JCF FPK I LP (“JCF”) has, at our request and for our benefit, requested that all of the 3,454,606 shares of Common Stock (the “RMA Shares”) of Encore Capital Group, Inc. (the “Company”) beneficially owned by Red Mountain Capital Partners II, L.P. and Red Mountain Capital Partners III, L.P. be included in a proposed registration statement on Form S-3 (the “Proposed Registration”) covering both primary and secondary offerings of the Company’s securities, on the same terms and conditions (including, without limitation, with respect to the allocation of costs and expenses of the Proposed Registration) as are applicable to the shares covered by the Registration Rights Agreements previously assigned to JCF (the “RRA”s).

It is our understanding that the RRAs include (i) that certain Registration Rights Agreement dated as of February 21, 2002 and (ii) that certain Amended and Restated Registration Rights Agreement dated as of October 31, 2000, as amended by that certain First Amendment to Amended and Restated Registration Rights Agreement dated as of March 13, 2001.

We understand that the filing of the Proposed Registration, and the inclusion of shares held by JCF and the Red Mountain Shares, are subject to the approval by the Board of Directors of the Company.

Red Mountain Capital Partners II, L.P. and Red Mountain Capital Partners III, L.P. hereby agree to be bound by the terms and conditions of the RRAs in the event that the RMA Shares are included in the Proposed Registration.

Sincerely,

RED MOUNTAIN CAPITAL PARTNERS II, L.P.

By:	RMCP GP LLC, its general partner

By:
Title:	Authorized Signatory

RED MOUNTAIN CAPITAL PARTNERS III, L.P.

By:	RMCP GP LLC, its general partner

By:
Title:	Authorized Signatory